P R E S S

R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS YEAR-END RESULTS

SAN ANTONIO, Texas -- December 9, 2004 - Analytical Surveys, Inc. (Nasdaq SmallCap Market-ANLT), a provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its fiscal year ended September 30, 2004.

Revenue for the fiscal year was $11.7 million compared with $15.0 million in fiscal 2003. The Company's operating loss in fiscal 2004 totaled $2.1 million before interest and other expense and a $1.475 million gain on the extinguishment of debt, as compared to an operating loss in fiscal 2003 totaling $3.1 million before interest and other expense. Net loss available to common shareholders was $1.2 million, or $1.17 per diluted share, versus $3.9 million, or $4.76 per diluted share, last year. Lower general and administrative costs in 2004 as compared to fiscal 2003 contributed to the reduced loss, when management implemented cost reduction strategies which included the closure of ASI's Indianapolis facility and the relocation of its headquarters to San Antonio, Texas.

The decline in 2004 revenue was attributed to sluggishness within the domestic GIS market. This resulted in a decrease in the quantity and size of contracts on which the Company has been working. ASI ended fiscal 2004 with an order backlog of $6.5 million versus $7.5 million at the end of last year.

Analytical Surveys Inc. provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business-- "risk factors" and elsewhere in the Company's Annual Report on Form 10-K.

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ANALYTICAL SURVEYS, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2004 and 2003

(In thousands)
Assets	2004	2003
Current assets:
Cash and cash equivalents	$ 867	$ 1,952
Accounts receivable, net of allowance for doubtful
accounts of $100 and $479	3,431	3,029
Revenue earned in excess of billings	3,006	6,112
Prepaid expenses and other	183	166
Total current assets	7,487	11,259
Equipment and leasehold improvements:
Equipment	4,783	4,896
Furniture and fixtures	484	484
Leasehold improvements	267	267
	5,534	5,647
Less accumulated depreciation and amortization	(5,274)	(5,126)
Net equipment and leasehold improvements	260	521

Total assets	7,747	11,780

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	53	74
Billings in excess of revenue earned	468	162
Accounts payable	882	2,504
Accrued interest -- related party	78	150
Accrued liabilities	479	647
Accrued payroll and related benefits	678	958
Redeemable preferred stock -- current portion	129	--
Fair value of derivative features -- related party	122	207
Total current liabilities	2,889	4,702

Long-term debt:
Notes payable, less current portion	--	53
Long-term debt -- related party	1,601	1,832
Redeemable preferred stock; no par value. Authorized 2,500 shares;
259 and 1,600 shares issued and outstanding at September 30,
2004 and 2003, (liquidation value $362 and $1,600), respectively	190	1,450
Total long-term debt	1,791	3,335
Total liabilities	4,680	8,037

Stockholders' equity:
Common stock, no par value. Authorized 10,000 shares;
issued and outstanding 1,104 and 824 shares at
September 30, 2004 and 2003, respectively	33,410	32,839
Accumulated deficit	(30,343)	(29,096)
Total stockholders' equity	3,067	3,743

Total liabilities and stockholders' equity	$ 7,747	$ 11,780

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ANALYTICAL SURVEYS, INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended September 30, 2004 and 2003

(In thousands, except per share amounts)
	2004	2003

Revenues	$ 11,608	$ 14,973

Costs and expenses:
Salaries, wages and benefits	6,041	8,903
Subcontractor costs	3,714	3,540
Other general and administrative	3,533	4,738
Bad debts recoveries	--	(28)
Depreciation and amortization	273	482
Severance and related costs	164	410
	13,725	18,045

Loss from operations	(2,117)	(3,072)

Other income (expense):

Interest expense, net	(681)	(401)
Other, net	76	121
Gain on extinguishment of debt, net of tax	1,475	--
	870	(280)

Net loss	(1,247)	(3,352)

Accretion of discount and dividends on preferred shares	--	(568)

Net loss available to common shareholders	$ (1,247)	$ (3,920)

Basic and diluted loss per share:
available to common shareholders	$ (1.17)	$ (4.76)

Basic and diluted weighted average common shares:	1,061	824

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